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                                                                    EXHIBIT 99.1


                               [LAMAR LETTERHEAD]


                 LAMAR ADVERTISING COMPANY ANNOUNCES ISSUANCE OF
       DOJ CONSENT DECREE REGARDING CLEAR CHANNEL AND AMFM DIVESTITURE OF
                           LAMAR CLASS A COMMON STOCK




Baton Rouge, LA -- August 30, 2000, Lamar Advertising Company (Nasdaq: LAMR), a leading owner and operator of outdoor advertising and logo sign displays, today announced that pursuant to a consent decree filed by the Department of Justice, 26,227,273 shares of Lamar Advertising Company Class A common stock currently held by AMFM Operating Inc., an indirect wholly owned subsidiary of AMFM Inc., will be subject to required divestiture before January 1, 2003 as a condition to DOJ's approval of the merger of AMFM Inc. and Clear Channel Communications, Inc.

Lamar has amended the shareholder agreement and registration rights agreement previously entered into with AMFM in connection with Lamar's purchase of AMFM's outdoor advertising business on September 15, 1999, which were effective upon the consummation of the merger of AMFM and Clear Channel, in accordance with the consent decree.

Under the amended agreements, Lamar is required to register for sale the 26,227,273 shares of Class A common stock formerly held by AMFM. Further, AMFM and Clear Channel are divested of the right to board representation and approval rights over certain major transactions by Lamar. In addition, they have agreed to vote their shares in the same proportion as the vote of all holders of Lamar voting stock.

The consent decree prohibits AMFM and Clear Channel from exercising any governance rights over Lamar. The consent decree also prohibits AMFM and Clear Channel from acquiring any additional shares of Lamar except in connection with an acquisition of a majority voting interest in the company, which would be subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act. The consent degree requires that AMFM's board representatives, Thomas O. Hicks and R. Steven Hicks, resign from Lamar's board of directors and all committees of the board.

Lamar Advertising Company is a leading outdoor advertising company currently operating 149 outdoor advertising companies in 42 states, logo franchises in 20 states and the province of Ontario, Canada and 31 transit advertising franchises in nine states. CONTACT: Keith A. Istre, Chief Financial Officer
(225)926-1000 http://www.lamar.com